Exhibit 10.2

Amended and Restated Services Agreement

This Amended and Restated Services Agreement (this “Agreement”) is made and entered into as of May 14, 2019 (the “Effective Date”), by and between Julian Kenyon (the “Executive”) and Propanc Biopharma, Inc., a Delaware corporation (the “Company”, and collectively with the Executive, the “Parties”). This Agreement is intended to and hereby amends and restates in its entirety that certain Director Agreement between the Parties entered into as of February 25, 2015.

WHEREAS, the Executive is currently serving as the Chief Scientific Officer of the Company on a part-time non-executive basis and as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company desires to appoint the Executive as the full time Chief Scientific Officer of the Company and to otherwise compensation the Executive for such services, as well as his continued services on the Board, on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be appointed as the Company’s full time Chief Scientific Officer and to continue to serve on the Board on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Appointment Term. This Agreement and the Executive’s appointment term (the “Appointment”) hereunder shall be effective as of the Effective Date and shall continue until the third (3rd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to Section 4 of this Agreement. Thereafter, the Appointment shall automatically renew for successive periods of one (1) year, unless either Party shall have given to the other Party at least thirty (30) days’ prior written notice of his or its intention not to renew this Agreement prior to the end of the Term or the then applicable renewal term (collectively, the “Term”), as the case may be. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date three (3) years thereafter, and (b) the termination date (as provided in Section 4) is referred to herein as the “Services Period”.

2. Position and Duties.

2.1 Position. During the Services Term, the Executive shall serve as (i) the full time Chief Scientific Officer of the Company in an executive officer capacity, reporting directly to the Chief Executive Officer of the Company (the “CEO”) and the Board (ii) a member of the Board, subject to stockholder approval as may be required from time to time.

2.2 Duties. During the Services Term, Executive will have the authority and responsibilities consistent with the position of Chief Scientific Officer, subject to the reasonable direction and control of the CEO and the Board. The Executive shall perform all duties reasonably required of the Executive in furtherance of the Executive’s position as it relates to the Company’s business and the business of all of the Company’s subsidiaries (the Company, together with all of its subsidiaries, are referred to herein collectively as the “Company Group”). All duties assigned to Executive hereunder shall be consistent with the scope and dignity of his position.

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2.3 Services. During the Services Term, Executive shall devote such amount of Executive’s working time, attention, and efforts to the Company, excluding any periods for illness, incapacity, and vacations, as reasonably deemed needed by Executive to fully, diligently and in good faith perform the services required under this Agreement or as maybe reasonably required by the CEO and/or the Board, subject to the policies established by the Board. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, during the Services Period Executive is permitted (a) to serve on the boards of directors, the boards of trustees, or any similar governing bodies, of any corporations or other business entities, of any charitable, educational, religious, or public service organizations, or of any trade associations, (b) to engage in charitable activities and community affairs, (c) to engage in venture investing, (d) to manage Executive’s personal investments and (e) to be employed by or provide services to other third parties, in each case so long as such activities are disclosed to the Board, do not compete with the business of the Company Group, and do not interfere with Executive’s performance of this Agreement.

2.4 Location. Executive shall be permitted to provide the services required under this Agreement remotely and as reasonably requested by the Company, to make himself available to travel for any purpose reasonably related to the Company Group’s business, including working out of the Company’s headquarters from time to time.

2.5 Confidentiality, Non-Interference and Invention Assignment. As a condition of employment, Executive shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

3. Compensation.

3.1 Gross Annual Package. The Company shall pay the Executive a base salary of $4,500 AUD per month, payable in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.

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3.2 Initial Equity and Stock Options Grant. In addition to any other equity-based compensation or equity awards the Company grants to the Executive on or after the Effective Date, the Company shall grant to the Executive, as soon as practicable following the Effective Date, under the Company’s 2019 Equity Incentive Plan (the “Plan”): (i) incentive stock options to purchase a total of nine million seven hundred fifty thousand (9,750,000) shares (collectively, the “Options”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), with an exercise price per share equal to 100% of the closing market price of the Common Stock on the date of approval of such grant by the Board, (ii) nine million seven hundred fifty thousand (9,750,000) restricted stock units of the Company as the initial grant of restricted stock units (the “Initial RSUs”), and (iii) nine million seven hundred fifty thousand (9,750,000) restricted stock units of the Company as an additional grant of restricted stock units (the “Additional RSUs” and together with the Initial RSUs, the “RSUs”). The Options shall be issued pursuant to the Company’s standard form of Stock Options Agreement that will specify such other terms and conditions as the Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan. Each RSU grant will be evidenced by the Company’s standard form of Restricted Stock Units Agreement that will specify such other terms and conditions as the Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout, which, subject to Section 9(d) of the Plan, may be left to the discretion of the Board. The Options shall be incentive stock options subject to the approval of the Plan by the Company’s stockholders on or before 12 months from the date of its adoption by the Board, and if the Plan is not approved by the Company’s stockholders within such period, the Options shall be deemed nonqualified stock options. The Options shall vest as follows, provided that on each such vesting date Executive is employed by the Company, and subject to the other provisions of this Agreement: (i) the Options shall have a term of ten (10) years from the date of grant; (ii) one-third (1/3rd) of the Options shall vest every successive one-year anniversary following the Effective Date during the Term with the last one-third (1/3rd) vesting on the three-year anniversary of the Effective Date; and (iii) subject to Section 8, the vested Options shall be exercisable until at least three (3) months following any termination of this Agreement, but no later than the end of the applicable term for each such award. The Initial RSUs shall vest on the one-year anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such vesting date. The Additional RSUs shall vest in accordance with the following milestone schedule (each such vesting date, a “Vesting Date”), subject to Executive’s continued employment with the Company through the applicable Vesting Date:

●	One-fourth (1/4th) of the Additional RSUs shall vest upon the Company submitting Clinical Trial Application (the “CTA”) for PRP, the Company’s lead product candidate (“PRP”), for a First-In-Human study for PRP (the “Study”) in an applicable jurisdiction selected by the Company;

●	One-fourth (1/4th) of the Additional RSUs shall vest upon the Company completing an equity financing in the amount of at least $4,000,000 in gross proceeds, including proceeds from a financing consummated in connection with the Company’s engagement letter with its placement agent existing on the Effective Date (the “Initial Financing”);

●	One-fourth (1/4th) of the Additional RSUs shall vest upon the Company’s shares of Common Stock being listed on a senior stock exchange (NYSE, NYSE MKT or NASDAQ); and

●	One-fourth (1/4th) of the Additional RSUs shall vest upon the Company enrolling its first patient in the Study.

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Notwithstanding anything to the contrary in this Agreement, in the event of a “Change of Control” (as defined below) fifty percent (50%) of unvested portion of the Options and the RSUs shall vest immediately prior to such event. Each vested RSU shall be settled by delivery to Executive of one share of Common Stock and/or the fair market value of one share of common stock in cash, at the sole discretion of the Board and subject to the Plan, on the first to occur of: (i) the date of a Change of Control, (ii) the date that is ten (10) business days following the vesting date of such RSUs, (iii) the date of Executive’s death, provided such event occurs after the expiration of the Lock-up Period, and (iv) the date of Executive’s Disability (as defined below), provided such event occurs after the expiration of the Lock-up Period (in any case, the “Settlement Date”). Upon the Settlement Date, Executive shall be entitled, at his discretion and to the extent permitted by applicable law, to satisfy his tax obligations arising in connection with the settlement of his RSUs through the sale by Executive in the open market of a number of shares of Common Stock underlying the RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents, on or before the Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission to allow the Executive (and if permitted by the Company, other senior executives) to settle a number of RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his RSUs in the open market pursuant to such Form S-8 (the “S-8 Settlement”).

“Change of Control” shall have the meaning provided in the Plan, except that (i) for purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional stock and/or convertible securities by James Nathanielsz and/or his affiliates resulting in him and/or his affiliates beneficially owning more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control, and (ii) for purposes of the Options and the RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of the 409A Rules. “Disability” shall have the meaning provided in Section 4.4(b) below, except that for purposes of the Options and the RSUs (and any other amounts payable on a Disability that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Disability shall only exist if you are “disabled” within the meaning of the 409A Rules.

3.3 Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Article 3 or pursuant to Article 4, any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

3.4 Review of Gross Annual Package. The Executive’s annual salary provided in Section 3.1 will be reviewed and adjusted to market rates upon either of the below, whichever comes first, provided, that on such date the Company’s financial resources allow for such adjustment and the Executive joins the Company in a full-time capacity (unless otherwise agreed to by the Parties):

(i) Two years from the Effective Date; or

(ii) The Company completing an equity financing in the amount of at least $10,000,000 in gross proceeds in addition to the Initial Financing.

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The Executive’s annual salary will thereafter be reviewed annually and adjusted to market rates with any increase or decrease in salary taking effect on the first payment date of such review; provided, that on such date the Company’s financial resources allow for such adjustment and the Executive continues with the Company in a full-time capacity (unless otherwise agreed to by the Parties).

3.5 Accrued Unpaid Salary. The Executive shall have the option to convert any and all accrued unpaid salary into the Company’s Common Stock at the end of each fiscal year a conversion rate to be determined by the Parties, but in no event shall such conversion rate be lower than the par value of such common stock or higher than the closing bid price on date of the Parties’ agreement regarding such conversion.

3.6 Business Expenses. The Company shall promptly pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred or paid by the Executive during the Term in the performance of the Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company.

3.7 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

3.8 Lock-Up Period. The Executive hereby agrees that if so requested by the Company or any representative of the Company’s underwriters or placement agents (collectively, the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the Executive shall not sell or otherwise transfer any shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter or placement agent and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act after the date hereof that includes securities to be sold on behalf of the Company to the public in an underwritten or other public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such shares. Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed reasonably necessary by the Company and/or the Managing Underwriter agent to continue coverage by research analysts in accordance with FINRA Rule 2241 or any successor rule.

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4. Termination of Officer Capacity. This Agreement and the Executive’s appointment hereunder (the “Appointment”) may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either Party shall be required to give the other party at least thirty (30) days advance written notice of any termination. Upon termination, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1 Expiration of the Term, for Cause or Without Good Reason.

(a) This Agreement and Appointment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below). If this Agreement and the Appointment is terminated upon the Executive’s failure to renew this Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary; and

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

Items 4.1(a)(i) through 4.1(a)(ii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) The Executive’s conviction of a felony requiring intent under the laws of the United States or any State thereof or under the laws of Australia, after the exhaustion of all possible appeals, or the Executive entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of the United States or any State thereof or under the laws of Australia; or

(ii) a willful and substantial refusal by the Executive to perform duties or responsibilities reasonably assigned to Executive in accordance with the terms of this Agreement, excluding any such failure by reason of death, Disability, or incapacity; or

(iii) any material and willful violation of any written policy, standard or procedure of the Company or the laws, rules or regulations of any governmental or regulatory body or agency that are generally applicable to senior employees or officers of the Company and that results in a material negative effect on the business or financial condition of the Company; or

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(iv) any act or omission that constitutes a material breach by the Executive of any of his agreements or obligations under this Agreement that has a material negative effect on the business or financial condition of the Company; or

(v) the Executive engaging in intentional acts of material fraud, embezzlement, misappropriation of funds, misconduct, gross negligence, dishonesty (including, without limitation, theft), violence, threat of violence, sexual misconduct, harassment or any other activity that has or could result in any material negative effect on the business or financial condition of the Company.

Termination of this Agreement and the Appointment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive’s board vote), after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that the Executive is guilty of the conduct described in any of clauses (i) through (v) (inclusive) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Appointment without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(iv) a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

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Notwithstanding the foregoing, in the event that a Change in occurs during the Term, the Executive may terminate this Agreement and the Appointment for any reason during the thirty (30) day period following the Change in Control and such termination shall be deemed to be for Good Reason.

4.2 Non-renewal by the Company, Without Cause or for Good Reason. This Agreement and the Appointment may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, the Executive shall be entitled to receive the following subject to timely execution of a Release pursuant to Section 4.6 and compliance with Section 4.6 and Exhibit A:

(a) a lump sum payment equal to the sum of the Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs) payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence on the Termination Date; and

(b) Fifty percent (50%) of the portion of the Options and RSUs that are unvested as of the termination date, after taking into account any acceleration of vesting based on the prior occurrence of any acceleration events specified hereunder (the “Unvested Equity”), shall automatically and immediately become vested and, to the extent applicable, exercisable in full, as of such termination date, and such vested RSUs shall be settled as set forth in Section 3.2 above, (ii) such accelerated Unvested Equity (other than unvested RSUs) shall remain outstanding and be exercisable, to the extent applicable, for a period of three (3) months from such termination date, but in all events no later than the end of the applicable term for each such award; and (iii) all restrictions on the Unvested Equity shall automatically and immediately lapse (other than vesting, subject to the terms of such awards).

4.3 Notice of Termination. Any termination hereunder by the Company or by the Executive during the Appointment shall be communicated by written notice of termination (“Notice of Termination”) to the other Party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

4.4 Termination Date. The Executive’s Termination Date shall be:

(a) If this Agreement and the Appointment terminates on account of the Executive’s death, the date of the Executive’s death;

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(b) If this Agreement and the Appointment is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability. For the purposes hereof, the term “Disability” means Executive’s inability to perform his duties with the Company on a full-time basis, even with reasonable accommodation, for thirty (30) days during any period of twelve (12) consecutive months, or twenty (20) consecutive days, in each case solely as a result of incapacity due to mental or physical illness.

(c) If the Executive terminates this Agreement and the Appointment with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than fourteen (14) days following the date on which the Notice of Termination is delivered; and

(d) If this Agreement and the Appointment terminates because either Party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

4.5 Mitigation. In no event shall the Executive be obligated to take any action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Executive earns on account of employment with another employer.

4.6 Release. In connection with any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason or on account of the Company’s failure to renew the Agreement in accordance with Section 1, each of the Company and Executive shall execute and deliver a Mutual General Release in the form and substance of attached hereto as Exhibit B (a “Release”) and the Executive’s right to payment of the amounts specified in Section 4.2 shall be subject to Executive’s execution (without revocation) of such a Release within thirty (30) days after the Termination Date.

4.7 Resignation from Directorships and Officerships. Unless otherwise agreed to by the Company in writing, the termination of this Agreement or the Executive’s employment with the Company for any reason will constitute the Executive’s immediate resignation from (a) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Appointment may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of this Agreement and the Appointment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

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6. Restrictive Covenants.

6.1 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Appointment and for the term of two (2) years, to run consecutively, beginning on the last day of the Appointment, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes his knowledge, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

This Section 6 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company.

7. Governing Law: Jurisdiction and Venue; Arbitration. This Agreement shall be deemed to be made in, and in all respects, shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules or provisions.

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To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of his employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (New York office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). Executive acknowledges that by agreeing to this arbitration procedure, each of the Parties waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Parties agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be confidential and not disclosed to any third parties. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party shall be responsible for its own costs and expenses incurred in connection with such arbitration. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, each located in the City of New York, State of New York, to compel arbitration in accordance with this Agreement, to enforce any arbitration award granted pursuant to this Agreement, including, any award granting equitable or injunctive relief, and to otherwise enforce this Agreement and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Agreement through arbitration. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8. Entire Agreement. This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Company and the Executive relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Company and the Executive relating to the subject matter hereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Company and by Executive.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing by the parties. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Propanc Biopharma, Inc.

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

If to the Executive:

At the last address provided by the Executive as reflected on the Company’s records

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15. Representations of the Executive. The Executive represents and warrants to the Company that:

15.1 The Executive’s acceptance of Appointment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

15.2 The Executive’s acceptance of Appointment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

16. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

17. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROPANC BIOPHARMA, INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer

JULIAN KENYON

/s/ Julian Kenyon
(signature)

[Propanc Biopharma, Inc./Kenyon Services Agreement – Signature Page]

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EXHIBIT “A”

CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT

As a condition of the Company agreeing for me to provide services to, continuing to provide services to, and/or serve as a director of, Propanc Biopharma, Inc., a Delaware corporation (the “Company”), and in consideration of such agreement by the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Amended and Restated Services Agreement between the Company and me dated May 14, 2019 (the “Services Agreement”)

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the five (5) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill my duties to the Company. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, without limitation, proposals and development work for television programs, formats, copyright works, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, without limitation, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by me, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that I had or owned prior to my employment with the Company. Notwithstanding anything to the contrary contained herein, I am permitted to disclose any Confidential Information if and to the extent I am required to do so by, or pursuant to any order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event I am so required to disclose any Confidential Information, I will, if permitted pursuant to applicable law, give the Company prompt notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Confidentiality Agreement”).

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(b) Former Employer Information. I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2. Developments.

(a) Developments Retained and Licensed. I hereby represent and warrant that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which I perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), I incorporate or have incorporated into a Company product, program, service or other work a Prior Development owned by me or in which I have an interest, then I hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of my interest therein, as part of or in connection with such product, program, service or work.

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(b) Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (B) results from or relates to any work performed by me for the Company; or (C) is developed through the use of Confidential Information and/or resources of the Company (collectively referred to as “Developments”). I further acknowledge that all Developments which are or were made by me (solely or jointly with others) during the Assignment Period are “works made for hire” as to my contribution (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign any right, title and interest throughout the world in any such Development to the Company or its designee. If any Developments cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with the Company, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights in and to all or any Developments and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

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(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

Section 3. Returning Company Group Documents. I agree that, at the time of termination of my employment with the Company for any reason, or earlier if reasonably requested, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement. As long as it remains in effect, I will disclose the existence of this Confidentiality Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering.

(a) Non-Interference. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(b) Definitions. For purposes of this Confidentiality Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business.

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(ii) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group(each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes my taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith I do not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith I do not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (C) of this definition; or (z) communicating, or any Person at my direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or my employment with any Person other than the Company.

(iii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of my employment with the Company for any reason and ending on the twenty-four (24) month anniversary of such date of termination.

Section 6. Reasonableness of Restrictions. I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

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Section 7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.

Section 8. Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of posting of a bond.

Section 9. General Provisions.

(a) Governing Law; Jurisdiction; Arbitration. Except where preempted by federal law, all matters in connection with, relating to, or arising from this Confidentiality Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Confidentiality Agreement, is governed by and is to be construed under the laws of the state of Delaware applicable to agreements made and to be performed in that state, without regard to conflict of laws rules of the State of Delaware that would result in the application of the laws of any jurisdiction other than the state of Delaware.

To ensure the rapid and economical resolution of disputes that may arise in connection with this Confidentiality Agreement, the parties hereto agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Confidentiality Agreement, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (Los Angeles office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). I acknowledge that by agreeing to this arbitration procedure, each of the parties hereto waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by me or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. I will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The parties hereto agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be confidential and not disclosed to any third parties. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party hereto shall be responsible for its own costs and expenses incurred in connection with such arbitration. The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the Superior Court of the State of California and the United States District Court for the Central District of California, Western Division, each located in the City of Los Angeles, State of California, to compel arbitration in accordance with this Confidentiality Agreement, to enforce any arbitration award granted pursuant to this Confidentiality Agreement, including, any award granting equitable or injunctive relief, and to otherwise enforce this Confidentiality Agreement and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Confidentiality Agreement through arbitration. Nothing in this Confidentiality Agreement is intended to prevent either party hereto from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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(b) Entire Agreement. This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

(c) Successors and Assigns. Section 13 of the Services Agreement is incorporated into this Confidentiality Agreement by reference, mutatis mutandis. Notwithstanding anything to the contrary contained in the Services Agreement or in this Confidentiality Agreement, the Company is prohibited from assigning or delegating all or any portion of this Confidentiality Agreement except in compliance with this Section 9(c) in connection with an assignment or delegation of the Services Agreement that is effected in compliance with Section 13 of the Services Agreement. Subject to the two immediately preceding sentences, this Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be binding upon and for the benefit of the Company, its successors, and its assigns.

(d) Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Confidentiality Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

(e) Construction. Each party hereto has had an adequate opportunity to have this Confidentiality Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Confidentiality Agreement shall be construed as if drafted jointly by the parties hereto. This Confidentiality Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Confidentiality Agreement. In the event any of the provisions of this Confidentiality Agreement conflict with any of the provisions of the Services Agreement, the respective provisions of the Services Agreement govern and control.

[SIGNATURE PAGE FOLLOWS]

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I, Dr. Julian Kenyon, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:

Date: May 14, 2019	/s/ Julian Kenyon
(Signature)

Dr. Julian Kenyon

ACCEPTED AND AGREED TO:

PROPANC BIOPHARMA, INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer

[Propanc Biopharma, Inc./Kenyon Services Agreement – Exhibit A Signature Page]

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EXHIBIT “B”

[FORM OF]

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Release”), is entered into as of the date of the last signature below, by and between Propanc Biopharma, Inc. (the “Company”) and James Nathanielsz (“Executive”) and is executed by each of the Company and Executive pursuant to Section [4.6] of that certain Amended and Restated Services Agreement, dated May ___, 2019 (the “Services Agreement”), by and between the Company and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Services Agreement. Executive and the Company sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. The Company and Executive agree as follows:

1. Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, devisees, legatees, executors, administrators, legal or personal representatives, trustees, assigns, and successors (individually and collectively, the “Executive Parties”), and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges the Company, and each of its Affiliates, subsidiaries, divisions, or parents,, past and present, and each of them, as well as their respective predecessors, assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that Executive has ever had, or now has, or ever will have, against the Company Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of Executive’s execution of this Release that directly or indirectly arise out of, relate to, or are connected in any way with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance relating to employment (the foregoing, as modified by the following clause, collectively, the “Executive Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 1 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Executive Released Claims shall not include; (a) the obligations and covenants of the Company and the rights of Executive in each case that, directly or by implication, survive the termination of Executive’s employment with the Company pursuant to Section [16] of the Services Agreement; (b) any claim that is prohibited from being released as a matter of law; (c) Executive’s rights to tail indemnification or contribution, whether pursuant to the governance documents of any of the Company Parties (including, without limitation, pursuant to any certificate of incorporation, bylaws or any written agreements) or Section [3.7] of the Services Agreement (d) any rights or claims of Executive as a stockholder of the Company; (e) any vested rights or vested benefits under ERISA or under any Benefit Plan; (f) workers’ compensation benefits; and (g) any claims arising after the date of Executive’s execution of this Release.

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2. It is a condition hereof, and it is the Parties’ intention in the execution of this Release, that the release set forth in Section 1 above shall be effective as a bar to each and all of the Executive Released Claims.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

(a) In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

(b) He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(c) He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

(d) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release.

4. Release by Company. The Company, on behalf of itself and each and all of the other Company Parties, hereby acknowledges full and complete satisfaction of and releases and discharges each and all of the Executive Parties from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that all or any of the Company Parties have ever had, or now have, or ever will have, against all or any of the Executive Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of the Company’s execution of this Release that directly or indirectly arise out of, relate to, or are connected with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties(the foregoing, as modified by the following clause, collectively, the “Company Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 4 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Company Released Claims shall not include (a) the obligations of Executive that survive the termination of Executive’s employment with the Company pursuant to Section 16 of the Services Agreement and that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated [*] between the Company and Executive; and (b) any claims arising after the date of the Company’s execution of this Release.

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5. It is a condition hereof, and it is the Parties’ intention in the execution of this Agreement, that the release set forth in Section 4 above shall be effective as a bar to each and all of the Company Released Claims.

6. No Transferred Claims. Executive represents and warrants to the Company, that he has not heretofore assigned or transferred to any person or entity any of the Executive Released Claims or any part or portion thereof. The Company represents and warrants to Executive that it has not heretofore assigned or transferred to any person or entity any of the Company Released Claims or any part or portion thereof.

7. Miscellaneous. The following provisions shall apply for purposes of this Release:

(a) Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

(b) Governing Law; Jurisdiction; Arbitration. All matters in connection with, relating to, or arising from this Release shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

To ensure the rapid and economical resolution of disputes that may arise in connection with this Release, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Release, Executive’s employment with the Company, or the termination of his employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (Los Angeles office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). Executive acknowledges that by agreeing to this arbitration procedure, each of the Parties waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Parties agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be strictly confidential and not disclosed to any third parties (except as maybe necessary to enforce any arbitration award granted pursuant to this Release, including, any award granting equitable or injunctive relief, and to otherwise enforce this Release). The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party shall be responsible for its own costs and expenses incurred in connection with such arbitration. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Superior Court of the State of California and the United States District Court for the Central District of California, Western Division, each located in the City of Los Angeles, State of California, to compel arbitration in accordance with this Release, to enforce any arbitration award granted pursuant to this Release, including, any award granting equitable or injunctive relief, and to otherwise enforce this Release and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Release through arbitration. Nothing in this Release is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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(c) Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and the Company or, in the case of a waiver, by the Party waiving compliance.

(d) Waivers.

(i) Except as otherwise provided herein, no action taken pursuant to this Release, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Release. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Release may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(ii) The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Release shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(e) Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

(f) Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each Party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any Party shall be valid and binding and delivery of a facsimile or PDF signature by any Party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Company and Executive has executed this Release as of the respective date set forth below.

PROPANC BIOPHARMA, INC.

By:
Name:
Title:

JULIAN KENYON

(signature)

[Propanc Biopharma, Inc./Kenyon Services Agreement – Exhibit B Signature Page]

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